 Exhibit 99.1

MARKER THERAPEUTICS announces comprehensive
non-dilutive AGREEMENT WITH CELLREADY™

STRUCTURED TO EXTEND MARKER’S FINANCIAL RUNWAY
THROUGH YEAR-END 2025

MaRKER Announces LeADERSHIP TRANSITION &
ProVIdes UPDATE ON OPERATIONAL STRATEGY

HOUSTON, May 1, 2023 (GLOBE NEWSWIRE) -- Marker Therapeutics, Inc. (Nasdaq: MRKR), a clinical-stage company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced that it has entered into a comprehensive agreement with CellReady™, a newly formed Contract Development and Manufacturing Organization (CDMO) founded by John Wilson, founder and CEO of Wilson Wolf Corporation and Marker Co-Founder and Board Member.

Under the terms of the non-dilutive agreement, CellReady will purchase certain cell manufacturing assets from Marker for approximately $19 million in cash and reduce Marker’s overhead by about $11 million annually by employing Marker’s manufacturing, development, quality, and regulatory affairs personnel, and assuming the leases for Marker’s Houston-based manufacturing and research and development facilities. The parties anticipate the transaction will close on June 26, 2023.

CellReady also agreed to enter into a long-term contract with Marker wherein CellReady will perform a wide variety of services for Marker including research and development, manufacturing, and regulatory activity in support of Marker’s clinical trials.

This agreement allows Marker to concentrate solely on the clinical advancement of its unique form of T cell therapy, which has demonstrated the ability to recognize and kill cancer cells even as the cancer cells evolve to escape detection. Currently approved genetically engineered CAR T and TCR therapies cannot recognize evolving cancer cells, and this limitation can lead to relapse.

Juan Vera, M.D., formerly Marker’s COO and Chief Scientific Officer, has assumed the role of Chief Executive Officer of Marker Therapeutics effective May 1, 2023. Dr. Vera commented, “Marker’s management and impartial members of the board worked with John Wilson and CellReady to develop a very creative and non-dilutive plan that provides Marker with the financial runway to pursue its clinical priorities through the end of 2025. At the same time, through CellReady, Marker will maintain full access to its industry-leading operational, quality, development, and regulatory team and facilities whenever it needs them. I look forward to working with the Marker clinical team to advance the development of MT-601 in our ongoing non-Hodgkin’s lymphoma trial and eventual pancreatic cancer trial, in addition to MT-401 for our post-transplant AML trail. Additionally, I am spearheading a strategic review process of our clinical programs with the Marker management team as part of our restructuring efforts.”

Mr. John Wilson, founder and CEO of Wilson Wolf Corporation and Marker Co-Founder and Board Member, stated, “I continue to believe that Marker’s unique therapies can make a positive impact in the cancer field. This is why I co-founded Marker, made investments along the way, and have remained a longtime shareholder. Advancing these therapies would not be possible without the institutional and retail investors who have joined our mission. The reality is that Marker has not yet met our investors’ expectations. Therefore, extending Marker’s clinical runway without investor dilution is the right thing to do. Paying Marker approximately $19 million in cash and simultaneously eliminating about $11 million of Marker’s annual costs related to its personnel and facilities, greatly reduces Marker’s cash needs as it pursues clinical development of its lead programs. Meanwhile, CellReady will provide Marker with all resources required to advance its clinical program, including people, facilities, and cell manufacturing capabilities. I estimate the net benefit to Marker to be approximately $42 million through the end of 2025.”

Marker’s Clinical Strategy Update

Marker’s MT-601, a multi-tumor-associated antigen (multi-TAA) specific T cell product targeting six cancer antigens, is in an ongoing clinical trial for the treatment of patients with relapsed/refractory non-Hodgkin’s lymphoma who have failed, or are ineligible to receive, an anti-CD19 CAR T cell treatment.

The MT-601 study is based on the results that were observed in the Phase I/II TACTAL study that enrolled patients with Hodgkin’s and non-Hodgkin’s lymphoma. The TACTAL study, which used a multi-TAA specific T cell product targeting five lymphoma antigens, reported long-term complete response (CR) rates that were comparable to recently approved anti-CD19 CAR-T cell therapies, even at very low cell doses.

Marker is also continuing the clinical development of MT-401, its multi-TAA specific T cell product for the treatment of pediatric and adult patients with acute myeloid leukemia (AML) after receiving allogeneic transplant. AML is a very challenging form of cancer and, in September 2022, Marker indicated that it had observed promising early clinical results which suggested that MT-401 can potentially rescue post-transplant AML patients with measurable residual disease. Should data continue to demonstrate the potential to stop AML from progressing into the dire condition of Frank Relapse, Marker believes this will be a significant advance in AML treatment.

Through extensive scientific review, Marker believes the magnitude of a patient’s tumor burden may correlate with MT-401 and MT-601 clinical outcomes. Marker is now updating clinical protocols to potentially improve patient outcomes by assessing tumor burden. Data availability is expected toward the latter half of 2024.

Marker’s pancreatic trial is awaiting news on grant funding and Marker is analyzing the relationship between starting cellular material and manufactured cell quantity to ensure optimal conditions for its pancreatic trial outcomes. Marker will be following up to keep investors informed about the status of its pancreatic trial as information becomes available.

Key Transaction Terms

In connection with this transaction, Marker’s board of directors established a special transactions committee of impartial directors to review the terms of the transaction, as well as other strategic alternatives, and to issue a recommendation to the board of directors. The impartial members of the board of directors unanimously approved entry into the transaction based on the special transactions committee’s recommendation.

Pursuant to the agreement, Marker has made certain representations and warranties on the transferred assets and has agreed to certain customary covenants and restrictions with respect to assets and liabilities comprising the transaction consistent with a transaction of this nature.

The parties will also enter into a long-term supply agreement for the manufacture and supply of Marker’s clinical product candidates.

About Marker

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e., tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cell therapies, we believe that our product candidates will be easier and less expensive to manufacture, with reduced toxicities, compared to current engineered CAR-T and TCR-based approaches, and may provide patients with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

To receive future press releases via email, please visit: HTTPS://WWW.MARKERTHERAPEUTICS.COM/EMAIL-ALERTS.

About CellReady

CellReady’s mission is to radically improve the business model of cell and gene therapy (CGT) by providing CGT companies with a standard G-Rex centric cell manufacturing platform, manufacturing protocols, quality management system, CMC section that is sanctioned by the FDA, and regulatory guidance. This can save CGT companies at least two years of time and millions of dollars.

CellReady will provide these services at minimal profit and with full transparency to ensure that its customer’s precious investor money can be directed at what truly matters – clinical data and patient outcomes.

Contact: john.wilson@wilsonwolf.com

Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; the occurrence of any event, change or other circumstances that could give rise to the termination of the equipment purchase agreement or failure to close the transaction; the institution or outcome of any legal proceedings that may be instituted against Marker following the announcement of the proposed transaction, including due to the failure to satisfy the conditions to closing the transaction; the inability of the parties to complete the transaction, including due to the failure to satisfy the conditions to closing the transaction; the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed transaction; the ability to recognize the benefits of the proposed transaction; costs related to the proposed transaction; anticipated cost savings as a result of the proposed transaction; and our future operating expenses and capital expenditure requirements, including our anticipated cash runway. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its impact on our business and the global economy. The Company assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Investors

TIBEREND STRATEGIC ADVISORS, INC.

Daniel Kontoh-Boateng

(862) 213-1398

DBOATENG@TIBEREND.COM

Media

Jason Rando/Casey McDonald

(917) 930-6346/ (646) 577-8520

JRANDO@TIBEREND.COM/CMCDONALD@TIBEREND.COM